Exhibit 10.5

Service Agreement
entered into

between

INNIO Holding GmbH

Nymphenburger Straße 5

80636 München

(hereinafter, the “Company”) on the one hand

and

Dr. Dennis Schulze

Schulstraße 64

82166 Gräfelfing

(hereinafter, the “Managing Director”) on the other hand.

Preamble

The Managing Director was appointed as managing director of the Company by resolution of the shareholders’ meeting. This service agreement is entered into to govern the terms of the Managing Director’s engagement with the Company.

1 Commencement and Term of the Agreement

The service relationship commences on October 1, 2025, and is concluded for an indefinite period.

2 Scope of Activities, Function, Duties

Under the current allocation of responsibilities, the Managing Director has the responsibilities of the CFO (Chief Financial Officer) as well as for the corresponding management of the Finance, Controlling, Treasury & M&A, Legal, New Growth Areas and Transformation departments.

The Managing Director is obliged to conduct the Company’s business with the diligence of a prudent businessman. His duties and obligations arise from law (in particular, but not limited to, the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung - GmbHG)), the Company’s articles of association, from the shareholders’ resolutions adopted from time to time, in particular from the rules of procedure for the managing directors adopted by the shareholders’ meeting of the Company, and from this agreement.

3 Departmental Responsibilities, Assumption of additional responsibilities

The Company is entitled to amend the allocation of responsibilities at any time, within the scope of operational and business requirements, in particular to expand, reallocate or withdraw individual responsibilities. Such a change in departmental responsibilities and allocation of responsibility is permitted in particular upon the appointment of additional managing directors. The appointment of additional managing directors is expressly permitted. The Managing Director must coordinate his activities as managing director of the Company on a collegial basis with any other managing directors.

In the event of the Managing Director’s removal from office during the term of this agreement, the Company is entitled to temporarily deploy the Managing Director - in particular for the duration of a notice period - below the board level in a leading position as CFO or in another equivalent management role.

At the request of the shareholders’ meeting, the Managing Director is obliged to assume further offices and functions under corporate law at the Company and/or at companies affiliated with the Company (“Affiliated Companies”) (verbundene Unternehmen) within the meaning of Sections 15 et seq. German Stock Corporation Act (Aktiengesetz - AktG). Any assumption of additional offices or functions is fully compensated by the remuneration listed in Section 6. The Managing Director is obligated, upon request of the shareholders’ meeting at any time and no later than termination of this agreement, to resign immediately from all or individually assumed offices and functions (with the exception of the managing director function at the Company pursuant to Section 2).

4 Transactions Requiring Approval

The Managing Director acknowledges that the restrictions and monetary thresholds for transactions and actions on behalf of the Company as set forth in the Company’s articles of association, the rules of procedure or other resolutions of the shareholders’ meeting apply to him and that the shareholders’ meeting may at any time issue binding instructions to him by resolution in all matters of management.

Before entering into legal transactions or implementing measures that do not form part of the ordinary course of business (gewöhnlicher Geschäftsbetrieb), the Managing Director must consult the shareholders on his own initiative and obtain their consent.

5 Place of Service

The ordinary place of service is the registered office of the Company, currently Munich, Germany. The parties agree that the Managing Director’s activities involve working at various locations, in particular at the locations of Affiliated Companies, and on business trips, including abroad.

6 Remuneration

The Managing Director receives an annual fixed gross salary for his entire activity of EUR 520,000.00 (in words: five hundred and twenty thousand euros), which is paid in twelve equal monthly installments at the end of each month, less statutory deductions. Insofar as this agreement begins or ends during the calendar year, the claims exist pro rata temporis.

This fixed remuneration set out in Section 6 fully compensates all services of the Managing Director, in particular any additional services, overtime, work at night, on the weekend and on public holidays as well as travel time and services rendered by reason of existing or future offices and functions at Affiliated Companies.

Salary payments are paid in arrears on the last day of each calendar month. The Managing Director must provide the Company with a SEPA-compliant bank account (SEPA Single Euro Payments Area). Payments of remuneration into the provided account have a discharging effect.

7 Scope of the Services Owed

The Managing Director will devote his entire working time to the service of the Company. For this, the Managing Director will devote the necessary time for the proper performance of his duties.

It is understood that the Managing Director, if necessary and in order to properly perform his duties, will perform additional work in excess of the standard working hours applicable to employees of the Company.

8 Other Benefits

All remunerations and benefits that are not stipulated as mandatory obligations of the Company in this agreement are voluntary and do not constitute a legal claim for the future. This also applies in the event of repeated and unconditional provision of such remunerations and benefits; even then, they may be discontinued or modified at any time without justification. A binding claim can only arise on the legal basis from the individual contractual agreement, but not from the mere provision of remuneration or benefit, even if granted repeatedly and unconditionally.

The Managing Director shall be entitled to the following benefits in accordance with the provisions set forth below, whereas the Managing Director shall bear all applicable taxes including taxes on non-cash benefits (geldwerter Vorteil):

Bonus

The variable remuneration of the Managing Director shall be based on the bonus plan adopted for the relevant function in its currently valid version.

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The annual performance-related total target remuneration under the applicable bonus plan amounts to 100% of the fixed annual remuneration as defined in Section 6 if 100% of the targets are achieved. In case of overachievement of the targets, the annual total target remuneration may amount to a maximum of 150% of the fixed annual remuneration as defined in Section 6. The details of the applicable bonus plan are set forth in a separate document.

The Company reserves the right to redefine the modalities of the applicable bonus plan at its reasonable discretion (billiges Ermessen) on an annual basis including, inter alia, the weighting of targets, the composition of targets and their calculation methods. This does not affect the amount of the fixed percentage of the variable target remuneration in relation to the fixed remuneration at 100% target achievement.

If the service relationship is terminated during the planning period, the variable remuneration is calculated and paid pro rata temporis.

The Managing Director is not entitled to variable remuneration for periods in which he is not entitled to remuneration.

Company car

The Company provides the Managing Director with a company car (BMW X5 or 7 Series or comparable class from Audi or VW within the Senior Executive Volume pursuant to the guidelines for company vehicles in place at the applicable time - with the addition that the selection of an SUV is permitted) with the right of private use. The operating and maintenance costs for the company car are borne by the Company. The Managing Director shall bear the tax on the non-cash benefit (geldwerter Vorteil) arising from a private use.

Alternatively, the Managing Director may participate in the “Sixt Unlimited” program (for the above-mentioned vehicle classes) in connection with his activities and for private use at the Company’s expense, whereby the Managing Director shall bear the tax on the non-cash benefit (geldwerter Vorteil) arising from a private use.

In addition, the currently valid company vehicle guideline and any company car-related supplementary agreements (e.g. company car transfer agreement, supplementary company car agreement) apply. The company car must be returned to the Company immediately upon termination of the service relationship. The Managing Director has no right of retention over the company car and no claim to compensation for lost benefits of use.

D&O insurance

In addition, the Company undertakes to maintain the existing group D&O insurance with an appropriate coverage amount for the Managing Director for the duration of this agreement and for a period of three years after the end of the service agreement. At the time of commencement of this agreement, insurance coverage applies to the extent of the D&O policy and the respective insurance conditions in force.

Health insurance

The Company undertakes to pay the Managing Director a subsidy towards health insurance in the amount of the employer’s contribution that would apply if compulsory health insurance membership existed, but in any event no less than EUR 1,000 gross and - if such amount is exceeded - no more than half of the amount that the Managing Director has to pay for his health insurance. The subsidy is limited in the same manner as for statutory health insurance and statutory contribution subsidies in accordance with the provisions of German Social Code Book V (Sozialgesetzbuch V - SGB V).

Private pension provision

The Company pays the Managing Director a monthly amount for the purpose of contribution to a privately managed pension arrangement (private Altersvorsorge). This amount shall in principle be 2.5% of the monthly fixed remuneration pursuant to Section 6; by way of derogation, in the month of payment of any bonus pursuant to Section 8, the amount shall be 2.5% of the total of the monthly fixed remuneration and the bonus. The amount is paid directly to the Managing Director. The Company does not make any contributions to third parties (e.g. pension institutions).

Any taxes and social security contributions arising in connection with such payment shall be borne by the Managing Director. The Managing Director is not entitled to such payments for periods in which he is not entitled to his fixed remuneration.

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9 Vacation

The Managing Director is entitled to paid annual leave of 30 working days. The Managing Director shall coordinate the scheduling of his leave with any other managing directors of the Company or, if no other managing director has been appointed, with the shareholders’ meeting, in respect of the operational business requirements and the Managing Director’s opportunities to take time off.

Annual leave must be taken in the respective calendar year. If this is not possible for operational reasons, leave can be taken until March 31 of the following calendar year. Any remaining leave not taken will expire upon conclusion of March 31 of the following calendar year.

Where this agreement commences or terminates during a calendar year, the Managing Director is entitled to pro rata annual leave. No cash compensation for unused leave entitlements shall be payable at any time.

10 Inability to Perform Services

In the event of any inability to perform services, the Managing Director is obliged to notify another managing director, or if no other managing director has been appointed, the shareholders’ meeting, immediately; otherwise, the Managing Director shall forfeit his entitlement to remuneration for the duration of such delay. If such inability to perform services is foreseeable or was known by the Managing Director in advance, the Managing Director must inform the Company thereof prior to the occurrence of the inability.

If the Managing Director is unable to work due to illness, accident or other reasons not attributable to him, the Managing Director is entitled to continued payment of his monthly fixed remuneration pursuant to Section 6 for a period of up to eight weeks. Continued payment of remuneration shall in any event cease upon termination of this agreement. Any other compensation payments for loss of earnings, in particular sick pay or pension payments from health insurance or other similar insurance benefits, shall be offset against the continued remuneration payments to the Managing Director, provided that these benefits are not based exclusively on his own contributions.

In the event of inability to perform services due to illness, the Managing Director shall submit a medical certificate to the shareholders’ meeting from the third day of illness stating the expected duration of the inability to perform services. The shareholders’ meeting is entitled to require submission of such certificate from the first day of incapacity. If such certificate is not received by the Company by the third day of absence, the Managing Director shall forfeit his entitlement to remuneration for the duration of the delay.

11 Business Trips

The Managing Director agrees to undertake business trips both in Germany and abroad in return for appropriate reimbursement of additional expenses.

The Company’s currently applicable travel expense policy shall apply to business travel. The Company is entitled to amend the travel expense policy for objective reasons (aus sachlichem Grund), in particular in the event of a change in economic or legal circumstances.

Special remuneration of expenses shall be reimbursed in the amount accounted for, taking into account the reimbursement rates (and their maximum thresholds) in force at the Company at the relevant time, which are established in accordance with applicable statutory provisions.

For business travel, the Managing Director is entitled to travel first class by train and business class by plane.

12 Dismissal and Termination of the Service Relationship

The Managing Director may be removed from his office as managing director by the shareholders’ meeting at any time and without good cause.

The service relationship may be terminated in writing by either party at any time with six (6) months’ notice to the end of any calendar month.

In the event that the Managing Director is removed from office, this agreement is terminated by either party, or the Managing Director resigns from office, the shareholders’ meeting is entitled to release the Managing Director from his obligation to perform

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services with immediate effect while continuing to pay his monthly fixed remuneration pursuant to Section 6 and - in the case of an irrevocable release – crediting vacation entitlements against the release period. During the release period outside of periods of leave, Section 615 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch - BGB) shall apply. The Managing Director shall remain bound by the contractual non-competition clause during the release period.

The right to terminate the service relationship for good cause with immediate effect or at any other time remains unaffected by this.

The service relationship ends without notice of termination at the end of the month in which the Managing Director reaches the standard retirement age. The service relationship also ends, without the need for termination, when the pension provider determines that the Managing Director is permanently unable to work or earn a living.

If the Managing Director becomes permanently incapacitated for work during the term of this agreement, this agreement shall end no later than three months after the end of the month in which the permanent incapacity for work was determined. Permanent incapacity to work within the meaning of this agreement exists if the Managing Director is likely to be permanently unable, for health reasons, to perform the duties incumbent upon him. In case of doubt, permanent inability to work shall be determined by an expert opinion of a physician appointed by mutual agreement between the shareholders’ meeting and the Managing Director. If an agreement on a physician cannot be reached, the chairman of the Medical Association at the registered office of the Company shall be requested to appoint a medical expert. If the Managing Director has been continuously incapacitated for work for six months, permanent incapacity for work within the meaning of this agreement shall be deemed to exist.

Upon termination of the service relationship, the Managing Director must immediately return to the Company all business documents and records in his possession, as well as all other items made available to him or received in the course of the service relationship that are the property of the Company or an Affiliated Company.

13 Confidentiality Obligation

The Managing Director undertakes, both during and after termination of the service relationship, to keep strictly confidential all confidential information (in particular business and trade secrets) of the Company and other companies of the Innio Group, as well as of customers and business partners, that come to his knowledge in the course of performing his services. This obligation also applies to the terms and conditions of this agreement.

The Managing Director undertakes not to make any negative statements about the Company or other companies of the Innio Group, before or after the end of the service relationship - neither publicly nor towards customers, employees or business partners of the Company or other companies of the Innio Group; this obligation applies equally to statements by the Company and the other companies of the Innio Group concerning the Managing Director. In the event of his departure, the Managing Director will support and assume responsibility for official communication (if any) towards customers and business partners and will not communicate any information to the contrary.

Should the Managing Director be confronted with claims (for damages) by the Company after his departure, he shall be entitled – personally or through a representative bound to confidentiality by professional regulations (e.g., a lawyer or certified public accountant) - upon reasonable prior written notice and to the extent feasible for the Company with reasonable organizational and financial effort (vertretbarer Aufwand), to inspect pre-agreed documents and records of the Company on one occasion and to make copies thereof. For the avoidance of doubt, the parties confirm that the Managing Director’s confidentiality obligation (in particular the post-contractual obligation) shall remain unaffected by such right of inspection.

14 Secondary Activities, Non-Competition

During the term of this agreement, the Managing Director shall not, without the written consent of the Company, directly or indirectly hold an interest in, or work for, any other company – whether on an independent, employed or other basis – that is in direct or indirect competition with the Company or an Affiliated Company (i.e., currently in particular in the manufacture, design, research, development and sale of gas engines and related services) (the “Relevant Business”; the Relevant Business shall be determined from time to time taking into account any expansion or change in the actual business operations of the Company or any Affiliated Company), unless the Company expressly waives the non-competition obligation in writing. The Managing Director is likewise prohibited from establishing, acquiring or directly or indirectly holding an interest in any such company during the term of this agreement.

The mere acquisition of an equity interest in a company, even if associated with shareholder rights (e.g., as a shareholder), shall in any event be permissible, provided that no entrepreneurial influence is associated with such interest.

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Secondary activities of an independent or dependent nature aimed at earning income, as well as interest participation in other companies in the form of employment, require the prior written consent of the Company. This also applies to the assumption of positions on supervisory boards, advisory boards and similar bodies of non-affiliated companies as well as honorary activities. Consent shall be granted if the secondary activity does not, or only insignificantly, interfere with the performance of the Managing Director’s duties and no other legitimate interests of the Company are impaired.

The Company hereby approves the functions and duties of the Managing Director listed in Annex 1 to this agreement. The Company reserves the right to revoke such consent if a change in the scope of the notified activities leads to an impairment of the Company’s legitimate interests.

In the event of a breach, the Company may claim damages or demand that transactions conducted for the account of the Managing Director be deemed to have been concluded for the Company’s account. With respect to transactions concluded for the account of third parties, the Company may demand restitution of the remuneration received therefor or the assignment of the claim to such remuneration.

15 Post-Contractual Non-Competition, Non-Solicitation, Customer Protection and Contractual Penalty

The Managing Director undertakes, for a period of twelve (12) months following the end of the service relationship, not to directly or indirectly hold an interest in a company in the Relevant Business of the Company or of Affiliated Companies in Germany, Austria, Finland, China, the United Kingdom and/or the United States of America, nor to work on an independent or employed basis, whether as a consultant, employee, managing director, board member or member of a corporate body. A shareholding of up to 5% of the share capital of publicly listed companies shall not be subject to this non-competition obligation. In addition, highly economically subordinate activities at competing companies that are contractually and factually delimited such that the protectable interests of the Company are not affected shall be excluded. In such case, the Managing Director shall provide the shareholders’ meeting with credible evidence thereof, without being requested to do so, at the commencement of, and at any time upon the shareholders’ meeting’s request during, the post-contractual non-competition period.

The Managing Director further undertakes, for a period of twelve (12) months following the end of the service relationship, not to directly or indirectly interfere with business relationships between the Company and its customers, potential customers, creditors, suppliers or licensees, in particular not to solicit them or cause them to terminate their business relationship with the Company, or to attempt any of the foregoing, whether in his own name or on behalf of another person or company. Only business relationships that either exist at the time of departure, are concretely foreseeable and/or have existed during a period of 24 months prior to termination of this agreement shall be covered.

In consideration for compliance with the post-contractual non-competition obligation and the customer protection obligation, the Managing Director shall receive compensation in the amount of 50% of his most recently received fixed remuneration for the duration of such post-contractual restrictions. During the term of the post-contractual non-competition obligation, the Managing Director is obliged to allow the value of what he earns, or maliciously fails to earn, through alternative use of his services to be offset against such compensation, to the extent that such income together with the compensation exceeds 100% of his most recently received contractual remuneration.

The shareholders’ meeting may, by written declaration before or after termination of this agreement, waive compliance with the post-contractual non-competition obligation and the customer protection obligation, with the consequence that such obligations and the obligation to pay non-competition compensation shall cease three months after such declaration.

Unless otherwise provided above, Sections 74 et seq. of the German Commercial Code (Handelsgesetzbuch - HGB), with the exception of Section 75(2) HGB, shall apply mutatis mutandis; this applies in particular to the reduction preserving validity pursuant to Section 74a HGB.

The Managing Director further undertakes, for a period of twelve (12) months following the end of the service relationship, not to directly or indirectly solicit employees of the Company for third parties or other employers, recruit them, or encourage them to terminate their employment relationship with the Company, or to attempt any of the foregoing.

For each breach of the post-contractual non-competition obligation, the non-solicitation obligation or the customer protection obligation, the Managing Director shall be obliged to pay the Company a contractual penalty in the amount of six net monthly salaries. In the event of a continuing breach, each commenced calendar month shall count as a separate, independent breach; however, the contractual penalty for a continuing breach shall be capped at a maximum of two net annual salaries. The right to assert further damages shall be reserved.

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16 Integrity

The Managing Director undertakes to act in accordance with the values set forth in the INNIO Jenbach Group’s guidelines on integrity and in the brochure “Integrity - Spirit and Wording” (Integrity – Geist und Wortlaut). This is documented by the Managing Director’s signature on such guideline.

17 Contractual Penalty

In the event of any breach by the Managing Director of the confidentiality obligation pursuant to Section 15 or as a result of unjustified resignation prior to expiry of an applicable notice period, the Managing Director shall pay the Company a contractual penalty in the amount of the last three gross monthly salaries received (including any special payments).

18 Service Inventions

The Managing Director hereby irrevocably assigns to the Company all rights in and to all inventions and work results created by him during the service relationship with the Company, irrespective of their patentability or utility model eligibility, all technical and organizational improvement proposals, and all computer software made and developed by the Managing Director during the term of this agreement (“Inventions”), irrespective of whether the Inventions were created during the Managing Director’s working hours or, to the extent the Inventions relate to the Managing Director’s contractual duties, outside his working hours, and the Company hereby accepts this assignment. To the extent that assignment of a right in such an Invention is not legally possible, the Managing Director hereby grants to the Company the irrevocable, exclusive, temporally, substantively and geographically unrestricted (worldwide) rights of use of the Inventions, in particular for the paid or unpaid exploitation, publication, reproduction, distribution, adaptation, further development, broadcasting, intangible reproduction and/or making available to the public in Germany and abroad free of charge and against payment in whole and/or in part, as well as any other current or future possible use (whether or not currently known), including on the internet or other new media. The Company hereby accepts this grant. The Company is further entitled to exercise these rights in whole or in part itself or through third parties, to transfer them to third parties and to grant sub-licenses, as well as to grant third parties exclusive and non-exclusive rights of use; and furthermore to apply for intellectual property rights in connection therewith (including in connection with other services and work results of the Managing Director, the Company or a third party), whereby the Managing Director shall make all declarations required in the course of any registration proceedings. The Company has no obligation to exploit the Inventions. The Managing Director waives the right to be named as the author of any work result, the right to create adaptations and the right to make a work publicly accessible.

The Managing Director shall immediately notify the Company of any Invention, and in case of doubt all inventions and discoveries that could be patentable or could lead to a patentable invention, and shall offer them to the Company for realisation.

The Managing Director shall treat his inventions, discoveries and other work results as confidential and keep them secret from third parties.

This grant of rights and waiver of rights is fully compensated by the remuneration paid to the Managing Director under this agreement.

The Managing Director is obliged to ensure in the performance of his duties that no copyrights, ancillary copyrights or other rights of third parties are infringed.

19 Disclosure Obligations

The Managing Director shall provide the Company with all necessary personal details prior to commencing his duties. Such information constitutes an essential part of this service relationship.

The Managing Director undertakes to notify the Human Resources Department immediately of any change in personal circumstances or information relevant to the service relationship (e.g., address, bank details).

20 Processing of Data / Data Protection

The Company stores the personal data provided by the Managing Director for its own purposes (personnel administration). The Managing Director consents to the transfer of such personal data within the Company’s group of companies for the permissible data processing purposes provided for under the General Data Protection Regulation (Datenschutzgrundverordnung - DSGVO) and applicable data protection legislation. Transfer to third parties shall only occur within the scope of statutory obligations. Any further transfer of the Managing Director’s personal data to third parties, in whatever scope or form, requires the consent of the Managing Director.

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21 Forfeiture of Claims

All mutual claims arising from the service relationship and those associated with the service relationship shall lapse if they have not been asserted in text form to the other contracting party within six months of their due date.

If the other party rejects the claim or does not declare itself within two weeks of the claim being asserted, the claim shall lapse if it is not asserted in court within six months of such rejection or expiry of the deadline.

The above exclusion periods and this forfeiture clause do not apply to liability claims arising from corporate-body relationships, claims in tort, any vested rights from company pension schemes or non-waivable rights, in particular with regard to the statutory minimum wage.

22 Final Provisions

No oral side agreements have been made. Upon the entry into force of this agreement, all prior agreements between the parties relating to the service relationship, whether written or oral, shall cease to have effect.

This agreement shall be governed by German law. The enforcement of claims by way of documentary proceedings (Urkundsverfahren) is excluded.

Any amendment, supplement or partial rescission of this agreement shall be made in writing and, on the part of the Company, shall require the express approval of the shareholders’ meeting. Any waiver of the written form requirement by oral agreement shall be invalid.

Should any provision of this agreement be or become void, invalid or unenforceable in whole or in part, this shall not affect the validity and enforceability of the remaining provisions. In such event, the parties undertake to replace the invalid provision with a provision that comes as close as possible to the economic purpose of the invalid provision.

The enclosed Integrity Declaration and the list of approved secondary activities of the Managing Director (see Section 15 above) form an integral part of this agreement and shall be complied with.

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INNIO Holding GmbH

represented by the sole shareholder

AI Alpine (Luxembourg) S.à.r.l.

which in turn is represented by

Place, Date	Dr. Dennis Schulze

Name:	Name:
Position:	Position:
Date:	Date:

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INNIO Holding GmbH

represented by the sole shareholder

AI Alpine (Luxembourg) S.à.r.l.

which in turn is represented by

Name:
Position:
Date:

Place, Date	Dr. Dennis Schulze

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Annex 1

Other Activities of the Managing Director

1)
Managing director of Blackmountain GmbH
2)
Managing director of HCS Beratungs GmbH

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